SECURITIES AND EXCHANGE COMMISSION,

                             WASHINGTON, D.C. 20549

                                   SCHEDULE TO

           TENDER OFFER STATEMENT UNDER SECTION 14(d) (1) OR 13(e) (1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

               --------------------------------------------------

             FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
                       (Name of Subject Company (Issuer))

               --------------------------------------------------

                               FUR INVESTORS, LLC
                        (Names of Filing Persons-Offeror)

               --------------------------------------------------

         Common Shares of Beneficial Interest, par value $1.00 per share
                         (Title of Class of Securities)

               --------------------------------------------------

                                    337400105
                      (CUSIP Number of Class of Securities)

               --------------------------------------------------

                              Mr. Michael L. Ashner
                               FUR Investors, LLC
                             100 Jericho Quadrangle
                                    Suite 214
                             Jericho, New York 11753
                                 (516) 422-0023
                 (Name, Address and Telephone Numbers of Person
  Authorized to Receive Notices and Communications on Behalf of Filing Persons)

                                 With a copy to:

                              Mark I. Fisher, Esq.
                          Katten Muchin Zavis Rosenman
                               575 Madison Avenue
                            New York, New York 10022
                                 (212) 940-8877

                            CALCULATION OF FILING FEE

--------------------------------------------------------------------------------
         Transaction
    Valuation* $11,500,000                           Amount of Filing Fee $2,300
--------------------------------------------------------------------------------

* For the purposes of calculating amount of filing fee only. This amount assumes the purchase of 5,000,000 common shares of beneficial interest of First Union Real Estate Equity and Mortgage Investments at a purchase price of $2.30 per share.

|_|   Check the box if any part of the fee is offset as provided by Rule 0- 11
      (a) (2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:   None                      Filing Party: Not Applicable
Form or Registration No.: Not Applicable            Date Filed:   Not Applicable

|_| Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

      Check the appropriate boxes below to designate any transactions to which the statement relates:

      |X|   third-party tender offer subject to Rule 14d-1.
      |_|   issuer tender offer subject to Rule 13e-4.
      |_|   going-private transaction subject to Rule 13e-3.
      |_|   amendment to Schedule 13D under Rule 13d-2.

      Check the following box if the filing is a final amendment reporting the results of the tender offer: |_|

      This Tender Offer Statement on Schedule TO is filed by FUR Investors, LLC, a Delaware limited liability company (the "Purchaser"). This Schedule TO relates to the offer by the Purchaser to purchase up to 5,000,000 common shares of beneficial interest, par value $1.00 per share (the "Shares"), of First Union Real Estate Equity and Mortgage Investments, an Ohio business trust (the "Company") at $2.30 per Share, net to the seller, in cash (subject to applicable withholding of United States federal, state and local taxes), less the per share amount of distributions, if any, declared and payable by the Company to holders of Shares between the date hereof and the expiration date of the Offer, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 1, 2003 (the "Offer to Purchase"), and in the related Letter of Transmittal, copies of which are attached hereto as Exhibits
(a)(1) and (a)(2), respectively (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). The information set forth in the Offer to Purchase and the related Letter of Transmittal is incorporated herein by reference with respect to Items 1 through 11 of this Schedule TO.

Item 12. Exhibits.

         (a)(1)   Offer to Purchase, dated December 1, 2003.

         (a)(2)   Form of Letter of Transmittal.

         (a)(3)   Form of Notice of Guaranteed Delivery.

         (a)(4) Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

         (a)(5) Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

         (a)(6) Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

         (a)(7)   Form of summary advertisement published on December 1, 2003.

         (a)(8) Text of joint press release issued by the Company and the Purchaser, dated November 26, 2003 (incorporated herein by reference to the Purchaser's Statement on Schedule TO-C filed on November 26, 2003).

         (d)(1) Stock Purchase Agreement between the Company and the Purchaser, dated as of November 26, 2003 ("Stock Purchase Agreement") (incorporated herein by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K dated December 1, 2003 (the "Form 8-K")).

         (d)(2) Guaranty of Michael L. Ashner, Guarantor, dated November 26, 2003, in favor of the Company (incorporated herein by reference to Exhibit 10.2 to the Company's Form 8-K).

         (d)(3) Form of Advisory Agreement between the Company and FUR Advisors LLC (incorporated herein by reference to Exhibit 10.3 to the Company's Form 8-K).

         (d)(4) Form of Exclusivity Services Agreement between the Company and Michael L. Ashner (incorporated herein by reference to Exhibit
                  10.4 to the Company's Form 8-K).

         (d)(5) Form of Covenant Agreement between the Company and the Purchaser (incorporated herein by reference to Exhibit 10.5 to the Company's Form 8-K).

         (d)(6) Form of Escrow Agreement by and among the Company, the Purchaser and an Escrow Agent to be designated (incorporated herein by reference to Exhibit 10.6 to the Company's Form 8-K).

         (g)      None.

         (h)      Not applicable.

                                    SIGNATURE

      After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 FUR Investors, LLC


                                                 By: /s/ Michael L. Ashner
                                                     ---------------------------
                                                 Name:  Michael L. Ashner
                                                 Title: Manager

                                                 December 1, 2003
                                                 ----------------
                                                 Date

                                  EXHIBIT INDEX

         (a)(1)   Offer to Purchase, dated December 1, 2003.

         (a)(2)   Form of Letter of Transmittal.

         (a)(3)   Form of Notice of Guaranteed Delivery.

         (a)(4) Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

         (a)(5) Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

         (a)(6) Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

         (a)(7)   Form of summary advertisement published on December 1, 2003.

         (a)(8) Text of joint press release issued by the Company and the Purchaser, dated November 26, 2003 (incorporated herein by reference to the Purchaser's Statement on Schedule TO-C filed on November 26, 2003).

         (d)(1) Stock Purchase Agreement between the Company and the Purchaser, dated as of November 26, 2003 ("Stock Purchase Agreement") (incorporated herein by reference to Exhibit 10.1 to the Company's Form 8-K dated December 1, 2003 (the "Form 8-K")).

         (d)(2) Guaranty of Michael L. Ashner, Guarantor, dated November 26, 2003, in favor of the Company (incorporated herein by reference to Exhibit 10.2 to the Company's Form 8-K).

         (d)(3) Form of Advisory Agreement between the Company and FUR Advisors LLC (incorporated herein by reference to Exhibit 10.3 to the Company's Form 8-K).

         (d)(4) Form of Exclusivity Services Agreement between the Company and Michael L. Ashner (incorporated herein by reference to Exhibit
                  10.4 to the Company's Form 8-K).

         (d)(5) Form of Covenant Agreement between the Company and the Purchaser (incorporated herein by reference to Exhibit 10.5 to the Company's Form 8-K).

         (d)(6) Form of Escrow Agreement by and among the Company, the Purchaser and an Escrow Agent to be designated (incorporated herein by reference to Exhibit 10.6 to the Company's Form 8-K).

         (g)      None.

         (h)      Not applicable.